                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   PHILADELPHIA CONSOLIDATED HOLDING CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

                        COMMON STOCK, NO PAR VALUE
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                                  N/A
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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                  N/A
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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

         [PHILADELPHIA CONSOLIDATED HOLDING CORP. LIBERTY BELL GRAPHIC]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To The Holders of Common Stock:

     The Annual Meeting of Shareholders of Philadelphia Consolidated Holding Corp. will be held on May 4, 2000 at 10:00 A.M. at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania for the following purposes:

          (1) To elect ten Directors;

          (2) To vote on an Amendment to the Company's Employee Stock Purchase Plan to increase the number of shares subject to purchase under the plan from 500,000 to 1,000,000 shares;

          (3) To vote on the approval of the appointment of independent auditors for the year 2000; and

          (4) To consider such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 7, 2000 are entitled to notice of, and to vote at, said meeting.

                                            By Order of the Board of Directors

                                            CRAIG P. KELLER
                                            Secretary

April 10, 2000

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     The accompanying proxy is solicited by the Board of Directors of Philadelphia Consolidated Holding Corp. (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania on May 4, 2000 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to shareholders of the Company on or about April 10, 2000.

     Any Proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, by delivering a Proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the Board of Directors' recommendations on each proposal.

     The Board of Directors knows of no other matters which are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meeting however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgement on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the ten nominees for the Board of Directors; "FOR" the approval of an Amendment to the Company's Employee Stock Purchase Plan; and "FOR" the approval of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the year 2000.

     Shareholders of record at the close of business on April 7, 2000 are entitled to vote at the meeting. On March 31, 2000, the Company had outstanding 12,246,922 shares of Common Stock, no par value. Each outstanding share of Common Stock is entitled to one vote and there is no cumulative voting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matter.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company present in person or represented by proxy at the meeting, with a quorum present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors.

     The Company has retained American Stock Transfer & Trust Company to solicit proxies by mail, courier, telephone, or facsimile and to request brokerage houses to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $9,000.

1.  ELECTION OF DIRECTORS

     The Board of Directors has nominated for election the ten persons named below, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

                             NOMINEES FOR DIRECTOR

     The names and ages of the nominees, their principal occupations, length of service as Directors of the Company, and certain other biographical information are set forth below:

     JAMES J. MAGUIRE, age 66, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation in 1981 and its subsidiaries since their formation. Mr. Maguire previously served as President of the Company. He has worked in the insurance industry for over 40 years with experience in insurance accounting, underwriting, sales and marketing, claims management and administration.

     JAMES J. MAGUIRE, JR., age 39, joined the Company in 1996 and has served on the Board of Directors since 1997. He currently serves as President and Chief Operating Officer. Prior to his appointment as President, Mr. Maguire, Jr. served as Executive Vice President and Chief Operating Officer, and Vice President of Underwriting for the Company. Mr. Maguire, Jr. was previously employed as Assistant Vice President of Underwriting with American International Group, Inc., an insurance and financial services company. Mr. Maguire, Jr. is the son of Mr. James J. Maguire.

     SEAN S. SWEENEY, CPCU, RPLU, age 42, joined the Company in 1979 and has served on the Board of Directors of the Company since 1996. He currently serves as Executive Vice President, Director of Marketing. Prior to his appointment as Executive Vice President, he served as Senior Vice President, Director of Marketing for the Company since 1987. Mr. Sweeney previously was employed by the Company as a Regional Vice President, Regional Sales Manager, and sales representative. His current responsibilities include management of all marketing and sales for the Company. Mr. Sweeney is the nephew of Mr. James J. Maguire.

     WILLIAM J. HENRICH, JR., age 71, has served on the Board of Directors since 1996. Mr. Henrich is a senior partner with the law firm of Dilworth, Paxson, Kalish & Kauffman.

     PAUL R. HERTEL, JR., age 72, has served on the Board of Directors of the Company since 1987. Mr. Hertel has been an insurance broker with Paul Hertel & Company, Inc., for over 40 years and serves as Chairman of the Executive Committee of this company.

     ROGER L. LARSON, age 78, has served on the Board of Directors of the Company since 1986. Mr. Larson served in various merchandising capacities for Sears Roebuck & Co., including Regional Manager, prior to his retirement in 1980.

     THOMAS J. MCHUGH, age 68, has served on the Board of Directors of the Company since 1986. Mr. McHugh has been President, Chairman of the Board, and CEO of McHugh Associates, Inc., a registered investment advisor, since 1986 and has served as a director of The Rouse Company, a real estate development company, since 1980.

     MICHAEL J. MORRIS, age 65, has served on the Board of Directors of the Company since 1993. Mr. Morris served as Chairman and Chief Executive Officer of Transport International Pool Corporation, a multinational corporation that principally provides transport services, from 1975 to his retirement in 1992.

     DIRK A. STUUROP, age 51, was elected to the Board of Directors of the Company in 1999. Mr. Stuurop currently is President of Stuurop & Company, a privately owned strategic advisory firm. Mr. Stuurop previously served in various investment banking positions with Merrill Lynch and Company from 1982 until his retirement in early 1999, most recently as Chairman, Global Financial Institutions. Additionally, Mr. Stuurop is a member of the Wharton Graduate Executive Board, a director of the Netherland America Foundation, and a director of various private corporations.

     J. EUSTACE WOLFINGTON, age 67, has served on the Board of Directors of the Company since 1986. Since 1981, Mr. Wolfington has been the President of the H.A.C. Group of Companies, an international automobile leasing consulting firm.

                   ADDITIONAL INFORMATION REGARDING THE BOARD

     MEETINGS. During 1999, the Board of Directors met four times. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which such director served.

     BOARD COMMITTEES. The Audit Committee met one time in 1999. The current Audit Committee consists of Messrs. Hertel, Jr. (Chairman), Henrich, Jr., Maguire, Stuurop and Wolfington. Among other duties, the Audit Committee recommends the selection of the Company's independent auditors and reviews the Company's financial condition, and the scope and results of the independent audit and any internal audit.

     The Compensation Committee met four times in 1999. The current Compensation Committee consists of Messrs. Larson (Chairman), McHugh and Morris. Among other duties, the Compensation Committee evaluates the performance of principal officers, recommends to the Board of Directors the selection and compensation of principal officers, and administers the Company's various compensation plans.

     The Investment Committee met five times in 1999 and is responsible for monitoring investment policy and activities. The current Investment Committee consists of Messrs. Morris (Chairman), Maguire, Maguire, Jr., Hertel, Jr. and Sweeney.

     The Nominating Committee met two times in 1999 and currently consists of Messrs. McHugh (Chairman), Maguire, Maguire, Jr., Morris and Sweeney. The Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board. The Nominating Committee will consider recommendation of candidates for nomination to the Board of Directors from shareholders. In order for shareholder recommendations to be considered for the 2001 Annual Meeting, such recommendations must be received by the President of the Company at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004 no later than March 14, 2001. Any recommendation must be accompanied by the written consent of the individual recommended to serve as a Director.

     RELATED PARTY TRANSACTIONS. In July 1999 the Company acquired The Jerger Company, Inc. for a total purchase price of $20.0 million in cash, 1,037,772 shares of the Company's common stock and a contingent additional cash amount of up to $5.0 million based upon future earnings of the acquired business. Of this purchase price, Mr. Thomas J. Jerger, a shareholder of The Jerger Company, Inc. and a former Director of the Company, received $6.5 million in cash and 338,404 shares of common stock of the Company. Mr. Jerger may also receive up to a maximum of $1.6 million of the contingent additional cash amount.

     Pursuant to the acquisition agreement, the Company entered into an employment agreement with Mr. Jerger for a period of five years and a base salary of $210,000 ("Base Salary") commencing July 16, 1999. Mr. Jerger subsequently resigned his position with the Company effective November 22, 1999 and the Company entered into a severance agreement with Mr. Jerger agreeing to pay Mr. Jerger the Base Salary through the original employment period of five years.

     The Company utilized investment advisory services from McHugh Associates Inc. of which a board member, Thomas J. McHugh serves as President. The fee for these services amounted to $0.2 million for 1999.

                 MANAGEMENT -- DIRECTORS AND EXECUTIVE OFFICERS

     Directors hold office until the next annual meeting of the shareholders, or until their successors are duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. The Directors and Executive Officers of the Company are as follows:

            NAME              AGE                          POSITION
            ----              ---                          --------
James J. Maguire............  66     Chairman of the Board of Directors and Chief
                                     Executive Officer
James J. Maguire, Jr........  39     Director, President and Chief Operating Officer
Sean S. Sweeney.............  42     Director, Executive Vice President
William J. Henrich, Jr......  71     Director
Paul R. Hertel, Jr..........  72     Director
Roger L. Larson.............  78     Director
Thomas J. McHugh............  68     Director
Michael J. Morris...........  65     Director
Dirk A. Stuurop.............  51     Director
J. Eustace Wolfington.......  67     Director
Craig P. Keller.............  49     Senior Vice President, Secretary, Treasurer, and
                                     Chief Financial Officer

     See "Nominees for Director" for the biographies of Messrs. Maguire, Maguire, Jr., Sweeney, Henrich, Hertel, Larson, McHugh, Morris, Stuurop, and Wolfington.

     CRAIG P. KELLER, age 49, joined the Company as Vice President and Chief Financial Officer in December 1992 and was appointed Senior Vice President in 1999, Treasurer in 1997 and Secretary in 1993. Mr. Keller was previously employed by Reliance Insurance Group, Inc., a subsidiary of Reliance Group Holdings, where he served in various financial capacities from 1985 through 1992, including Assistant Vice President from June 1991 to December 1992. Mr. Keller, formerly with Coopers & Lybrand, is a Certified Public Accountant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 2000 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each of the Company's nominees for directors and persons referred to in the Summary Compensation Table; and (iii) all of the directors and executive officers as a group. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after March 31, 2000 with respect to any shares.

                                                                 SHARES         PERCENT
                                                              BENEFICIALLY    BENEFICIALLY
                          NAME(1)                               OWNED(2)         OWNED
                          -------                             ------------    ------------
James J. Maguire............................................   5,677,464(3)       38.2%
William J. Henrich, Jr. ....................................       6,000             *
Paul R. Hertel, Jr. ........................................      18,000(4)          *
Roger L. Larson.............................................       8,775(5)          *
Thomas J. McHugh............................................       8,000             *
Michael J. Morris...........................................      21,000             *
Dirk A. Stuurop.............................................       6,366             *
J. Eustace Wolfington.......................................     412,350           3.4%
Sean S. Sweeney.............................................      80,618             *

                                                                 SHARES         PERCENT
                                                              BENEFICIALLY    BENEFICIALLY
                          NAME(1)                               OWNED(2)         OWNED
                          -------                             ------------    ------------
Craig P. Keller.............................................       6,932             *
James J. Maguire, Jr. ......................................     868,137(6)        7.1%
Thomas G. Maguire...........................................     861,528(7)        7.0%
The Kaufmann Fund, Inc. ....................................   1,286,300(8)       10.5%
FMR Corp....................................................   1,245,900(8)       10.2%
Wanger Asset Management, L.P., Wanger Asset Management LTD,
  and Acorn Investment Trust................................     840,000(9)        6.9%
All Directors and Executive Officers as a Group (11
  persons)..................................................   7,113,642          47.9%

---------------------------
 *  Less than 1%

(1) The named shareholders' business address is One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, except that, the business address of: The Kaufmann Fund, Inc. is 140 E. 45th Street, 43rd Floor, New York, NY 10017; FMR Corp. is 82 Devonshire Street, Boston, MA 02109; and Wanger Asset Management L.P., Wanger Asset Management, LTD and Acorn Investment Trust is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table and except for shares referred to in the following sentence. With respect to Mr. James J. Maguire, the shares beneficially owned include 2,613,492 shares subject to currently outstanding options exercisable on or before 60 days from March 31, 2000.

(3) Of these shares 1,760,500 are owned jointly by Mr. Maguire and his wife Frances Maguire, as to which Mr. Maguire shares the voting and investment power with his wife; and 200,000 are owned of record by his wife. Mr. Maguire disclaims beneficial ownership of the 200,000 shares owned of record by his wife.

(4) Record owner is P&E Limited Partnership, a family limited partnership of which Mr. Hertel and his wife are general partners. Mr. Hertel has shared voting and investment power with his wife with respect to these shares.

(5) Record owner is the Roger L. Larson Trust which is controlled by Roger L. Larson and his wife as co-trustees. Mr. Larson has shared voting and investment power with his wife with respect to these shares.

(6) Of the shares shown, 110,816 shares are owned by a trust for the benefit of Mr. James J. Maguire, Jr. and 750,712 shares are in trusts for the other children of Mr. James J. Maguire, of which Mr. James J. Maguire, Jr. is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts.

(7) These shares are owned by trusts for the children of Mr. James J. Maguire and Mr. Thomas G. Maguire is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts.

(8) According to the Schedules 13G filed with the Company by The Kaufmann Fund, Inc., and FMR Corp., respectively, these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

(9) According to the Schedule 13G filed with the Company, Wanger Asset Management L.P. and Wanger Asset Management LTD have shared voting and dispositive power for 840,000 shares and Acorn Investment Trust has shared voting and dispositive power for 675,000 shares. Additionally, according to this Schedule 13G, these shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commissioner ("SEC"). Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, for the period January 1, 1999 through December 31, 1999, or its knowledge that no Forms 5 were required for certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were complied with, except for one late filing of a Form 4, reporting two transactions for Mr. Wolfington.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company during each of the last three years to the Company's Chief Executive Officer, and each of the Company's other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                  COMPENSATION AWARDS
                                                                  --------------------
                                                  ANNUAL                 NO. OF
                                               COMPENSATION        SHARES UNDERLYING
                                           --------------------   --------------------       ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)   OPTIONS(#)   SARS(#)    COMPENSATION($)
   ---------------------------      ----   ---------   --------   ----------   -------    ---------------
James J. Maguire, Chief             1999    845,048         --          --         --         165,000(2)(4)
  Executive Officer, and            1998    812,557    500,000          --         --         192,006(2)(4)
  Chairman of the Board             1997    775,000    500,000(1)       --         --         208,179(2)(4)

James J. Maguire, Jr., Director,    1999    238,462         --     100,000         --           6,135(2)(3)
  President and Chief               1998    170,250     50,000          --         --          12,919(2)(3)
  Operating Officer                 1997    150,000     30,708          --         --           9,297(2)(3)

Sean S. Sweeney, Director and       1999    218,077     30,000          --         --           9,986(2)(3)
  Executive Vice President          1998    174,685    131,177          --         --           8,831(2)
                                    1997    170,000    113,021          --     100,000(5)       9,776(2)

Craig P. Keller, Senior Vice        1999    193,678         --          --         --          10,349(2)(3)
  President, Secretary, Treasurer,  1998    168,712     20,000      25,000         --          11,483(2)(3)
  and Chief Financial Officer       1997    150,000     20,000          --         --          14,240(2)(3)

---------------------------
(1) Paid in part in year shown; advanced on account, in part, in prior year.

(2) Includes both matching and profit sharing contributions by the Company under its defined contribution plan, as well as premiums paid on term life insurance policies.

(3) Includes the discount from the fair market value of the Company's common stock purchased pursuant to the Company's Employee Stock Purchase Plan which amounted to $4,411 for Messrs. Maguire, Jr., Sweeney and Keller in 1999.

(4) Pursuant to an agreement between the Company and a trust created by Mr. James J. Maguire and his wife, Frances M. Maguire, the Trust has purchased a split-dollar life insurance policy on the joint lives of Mr. Maguire and his wife. Under the agreement, the Company pays the premium on the policy and the trust is the beneficiary of the insurance policy. However, the Company has been granted a security interest in the death benefit of the policy equal to the sum of all premium payments made by the Company. The arrangement is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company, upon the death of the survivor of Mr. Maguire and his wife or the surrender of the policy, will recover all of its insurance premium payments which do not include certain amounts paid to Mr. Maguire, as described below. The premium paid by the Company in 1999 and 1998 pursuant to this arrangement was $338,174. The amount in this column does not include such premium payment. However, the amount in this column includes the sum of each future years' present value of the imputed interest on such premium payment (adjusted for the cost of term insurance based upon the joint lives of Mr. Maguire and his wife). The interest amount calculated for 1999 and 1998 is $148,065 and $172,294, respectively. Pursuant to the split dollar arrangement described above, Mr. Maguire receives each year an amount equal to the portion of the annual premium due and payable on the life insurance policy which is not paid by the Company pursuant to the above described formula, but paid by Mr. Maguire. The amount reported in this column included said amount totaling $7,181 and $7,026 in 1999 and 1998, respectively.

(5) Restated to reflect a two for one stock split of the Company's common stock distributed in November 1997.

                              STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options during 1999 to the Company's Chief Executive Officer and each of the Company's executive officers. There were no stock appreciation rights ("SARs") granted in 1999 for the named persons.

                             OPTION GRANTS IN 1999

                                                                                            POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                 --------------------------------------------------------     ANNUAL RATES OF
                                                  % OF TOTAL                                    STOCK PRICE
                                 NO. OF SHARES   OPTIONS/SARS                                 APPRECIATION FOR
                                  UNDERLYING      GRANTED TO    EXERCISE OR                    OPTION TERM($)
                                    OPTIONS       EMPLOYEES      BASE PRICE    EXPIRATION   --------------------
             NAME                 GRANTED(1)       IN 1999       ($/SHARE)        DATE         5%         10%
             ----                -------------   ------------   ------------   ----------   ---------  ---------
James J. Maguire...............          --            --              --         --              --         --
James J. Maguire, Jr...........     100,000          38.8%        $13.875      10/19/09      383,300    847,100

---------------------------
(1) Options are exercisable after the fifth anniversary from date of grant.

                      STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information relating to the number and value of options and SARs held at December 31, 1999 by the Company's Chief Executive Officer and by each of the Company's other executive officers. There were no option/SAR exercises in 1999 for the named persons.

                   OPTION/SAR VALUES AT DECEMBER 31, 1999(1)

                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                    OPTIONS/SARS                    OPTIONS/SARS
                                               AT FISCAL YEAR END(#)           AT FISCAL YEAR END($)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
James J. Maguire(2).......................   2,613,492             --       31,084,900              --
James J. Maguire, Jr.(3)..................          --        302,900               --       1,117,300
Sean S. Sweeney(4)........................          --        200,000               --         637,500
Craig P. Keller(5)........................          --         37,500               --          40,600

---------------------------
(1) All share and per share amounts granted prior to November 1997 were restated to reflect a two for one split of the Company's common stock distributed in November 1997.

(2) Exercise price of $2.606.

(3) Exercise price of $8.500 for 2,900 options; $9.313 for 200,000 options; $13.875 for 100,000 options.

(4) Exercise price of $8.125 for 100,000 options; Base price of $14.50 for 100,000 SARs.

(5) Exercise price of $20.500 for 25,000 options; Base price of $11.250 for 12,500 SARs.

                             DIRECTORS COMPENSATION

     Non-employee directors receive annual compensation of $18,000, plus $1,000 for each Board meeting attended and $500 for each Committee meeting attended. Non-employee directors may designate a portion of their fees to be used for the purchase of shares of the Company's common stock under the terms of the Directors Stock Purchase Plan.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executives including the executive officers named in the Summary Compensation Table. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

     COMPENSATION PHILOSOPHY. The Company's executive compensation program is based upon a pay-for-performance philosophy. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

     BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, experience, scope and job demands, as well as current salary levels at peer companies. While some of these companies are in the Nasdaq Insurance Stocks Index and some are not, these were generally selected for the peer group because they were considered comparable to the Company either in terms of market capitalization, or because they compete with, or are in lines of business related to, the Company's business.

     ANNUAL INCENTIVES. The Company utilizes cash bonuses as a principal method of tying compensation to performance. The CEO's cash bonus is calculated based on an earnings per share formula, with other executive's cash bonuses based on a predetermined amount of a calculated bonus pool which was also based upon an earnings per share formula, and with respect to marketing executives, was also based upon production and profitability goals. For 1999 no cash bonuses were earned based upon the earnings per share formula. The Company believes that the cash bonus creates a direct link between the Company's profitability and the compensation of executives. Incentive compensation is also provided by the Company's Amended and Restated Employees' Stock Option Plan (the "Stock Option Plan") and the awarding of Stock Appreciation Rights.

     RATIONALE FOR CHIEF EXECUTIVE OFFICER COMPENSATION. In setting Mr. Maguire's 1999 base salary and bonus, the Compensation Committee considered, among other factors, compensation levels for chief executive officers of other peer specialty property and casualty insurance companies, Mr. Maguire's experience and knowledge of the industry and the favorable developments achieved by the Company in 1998 under Mr. Maguire's leadership, including $19.7 million of net operating income, the upgrading of the rating from A.M. Best Company for the Company's insurance subsidiaries to A+ (Superior), the successful completion of the Company's Feline PridesSM offering by which the Company raised $103.5 million of proceeds, the introduction of certain new insurance programs, the continued expansion of the Company's marketing organization, and the continued development of the Preferred Agent program.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits to $1.0 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the Cash Bonus Plan of the Chief Executive Officer and the Stock Option Plan, accordingly. The Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the Cash Bonus Plan and the Stock Option Plan if it believes that doing so would be in the best interests of the Company and its shareholders.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ROGER L. LARSON, CHAIRMAN
                                THOMAS J. MCHUGH
                               MICHAEL J. MORRIS

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market (U.S.) ("NASDAQ -- US") Index and the NASDAQ Insurance Stocks Index (SIC Codes 631 and 633) ("NASDAQ -- INS"). The comparison begins on December 31, 1994.

                                                PHILADELPHIA CONSOLIDATED       THE NASDAQ STOCK
                                                      HOLDING CORP.                MARKET (US)           NASDAQ INSURANCE STOCKS
                                                -------------------------       ----------------         -----------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     135.42                      141.33                      151.76
1996                                                     193.75                      173.89                      142.16
1997                                                     295.83                      213.07                      162.86
1998                                                     377.08                      300.25                      182.44
1999                                                     241.67                      542.43                      221.94

2.  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     On April 5, 2000, the Company's Board of Directors amended the Philadelphia Insurance Companies Employee Stock Purchase Plan (the "Plan"), subject to the approval of the stockholders of the Company. The purpose of amending the Plan is to increase the aggregate maximum number of shares of Common Stock ("Shares") subject to purchase under the Plan to 1,000,000 shares. Previously, up to 500,000 Shares were available for purchases under the Plan. As of March 31, 2000, employees had exercised rights to purchase an aggregate of 445,234 shares under the Plan.

     The purpose of the Plan is to assist the Company and its subsidiaries in retaining the employment of employees by offering them a greater stake in the Company's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success. This is to be accomplished by providing employees a continuing opportunity to purchase Shares through periodic offerings.

     The key provisions of the Plan, as proposed to be amended, are as follows:

          TYPE OF PLAN. The Plan is an employee stock purchase plan pursuant to which Shares are to be offered for sale. The Plan permits purchases of Shares by employees at a discount during one month "offering periods" established from time to time by an administrative committee (the "Committee"). The amendment to the Plan is subject to approval by the Company's shareholders within 12 months of its adoption. If the amendment to the Plan is not approved, the Plan will remain in effect without regard to the amendment. The Plan will terminate only upon the decision of the Board of Directors of the Company to terminate the Plan. This Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

          ADMINISTRATION. The Plan is administered by the Committee. The committee will be the compensation committee of the Board of Directors of the Company, unless the Board of Directors determines to appoint a different committee to administer the Plan or determines to administer the Plan itself. The Committee has discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. The Committee's determinations, interpretations and constructions are final and conclusive. If the Committee is a committee appointed by the Board of Directors, its members will serve at the discretion of the Board of Directors.

          ELIGIBILITY. All employees of the Company and those of its subsidiaries which are designated at the discretion of the Committee as participating in the Plan are eligible to participate in the Plan except
     (1) employees who are customarily employed for 20 hours per week or less, or who are customarily employed five months per calendar year or less, and
     (2) employees who own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. Approximately 550 employees are currently eligible to participate in the Plan.

          SHARES AVAILABLE UNDER THE PLAN. The maximum number of Shares that may be purchased under the Plan, as the Plan is proposed to be amended, is 1,000,000, increased from the 500,000 Share limitation previously in the Plan. The Shares available for purchase under the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose.

          METHOD OF PURCHASING SHARES. Employees who are eligible to participate in the Plan may elect to purchase Shares during the one month "offering periods" established from time to time by the Committee. An employee may elect to participate by delivering to the Committee a subscription agreement specifying the number of Shares to be purchased for that offering period. The purchase of the Shares will generally occur on the last day of the offering period, and the price for the Shares purchased is the lesser of 85% of the fair market value of the Shares on (i) the first business day of the offering period or (ii) the date the Shares are purchased. In addition to the aggregate limitation on the number of Shares available for purchase under the Plan, no employee may accrue a right to purchase Shares during any one calendar year having a fair market value in excess of $25,000 (determined as of the first day of the offering period). Under the Plan, fair market value is generally determined by reference to reported prices of the Shares when they are publicly traded, and is determined by the Committee if the Shares are not publicly traded. The discount from the fair market value of the Company's common stock purchased during 1999 pursuant to the Plan for executive officers as a group was $13,233 and for all employees other than executive officers was $265,129.

          PAYMENT FOR SHARES. Each employee purchasing Shares under the Plan will be required to execute his or her note evidencing the employee's unconditional obligation to pay the purchase price to the Company or to any subsequent holder of the note. Under the terms of the note, one-half of the purchase price for the Shares will be paid by means of equal, regular payroll deductions over a period of 36 months. In the event the employee's compensation drops below the amount required to make such payments through withholding (as a result of a leave of absence or any other reason) the employee will be personally obligated to make the payments required during that 36-month period. The remaining balance will be payable in full at the end of the 36-month period unless the Company permits the employee to continue to pay the remaining balance over a second 36-month period by continuing, regular payroll deductions. The payment of the purchase price under the note is without interest. If an employee ceases to be employed by the Company or any subsidiary, the outstanding principal balance payable under his or her note, if any, is payable in full within 30 days of terminating employment. The Shares purchased will be held in an account and pledged as collateral to secure repayment of the employee's note. There is no provision for changing the manner in which payments for the Shares are to be made, except that an employee may pay the outstanding balance due with respect to his or her Shares at any time. In general, payments are made after the purchase through payroll deductions over a 3 year period, with a balloon payment due at the end of such 3 year period, or, at the Company's election, over a 6 year period pursuant to the terms of the payment obligation entered into by the employee with respect to the purchase.

          RESALE RESTRICTIONS. Any Shares purchased under the Plan will be restricted for a period of two years (measured from the first day of the relevant offering period). If an employee attempts to sell, transfer, make subject to any lien or otherwise dispose of any Shares prior to the end of the two year restricted period, the Shares will be forfeited back to the Company on payment by the Company to the employee of the then fair market value or the original purchase price paid for the Shares, whichever is less. To the extent the Shares are collateral security for any unpaid purchase price, the Shares may also be taken back by the Company in satisfaction of the unpaid purchase price if there is an attempted sale during the restricted period.

          FEDERAL INCOME TAX EFFECTS OF PLAN PARTICIPATION. The following discussion summarizes, as of the date hereof, general principles of federal income tax law applicable to the Plan and the shares of Common Stock acquired under the Plan. The Plan is intended to qualify as a "stock purchase plan" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). This permits employees to receive favorable tax treatment for purchases of Shares under the Plan. In particular, employees will not recognize income on the purchase of Shares even though the purchase (at 85% of fair market value) represents a bargain sale. This represents a deferral of income tax liability when compared with the normal treatment of a bargain purchase. The general rule applicable to such bargain purchases requires that the employee recognize the excess of the fair market value on the date of purchase over the purchase price as taxable compensation income in the year of the purchase.

          Generally, with respect to purchases of Shares under the Plan, the employee will not recognize income until he or she sells or otherwise disposes of the Shares purchased under the Plan. If, as is required under applicable provisions of the Plan, the employee holds the Shares he or she has purchased until the expiration of the two year restricted period (discussed above), and the employee realizes a gain on the sale of the Shares, the employee will recognize a portion of such gain as compensation income and the rest of the gain, if any, as long term capital gain. The portion of the gain which is treated as compensation income under these circumstances is equal to the excess of the fair market value of the stock as of the first day of the offering period over the purchase price (determined as of the first day of the offering period, i.e., the initial 15% discount determined on the first day of the offering period is treated as compensation income). Any additional gain will be a long term capital gain. Under these circumstances, the employer does not receive a tax deduction for any amounts of compensation income recognized by the employee.

          A disposition of stock acquired under a stock purchase plan occurring prior to the end of the two year restricted period described above, (a "premature disposition") is subject to different tax rules. If there is a premature disposition of Shares, the employee will recognize a portion of his or her gain, if any, as ordinary compensation income. The ordinary income portion of the gain on a premature disposition is equal to the excess of the fair market value as of the date of acquisition of the stock over its purchase price (i.e., the compensation element is determined on the last rather than on the first day of the offering period). It is unlikely that these rules will have a material impact under the Plan as the Plan repurchase provisions will generally eliminate any taxable (or economic) gain on such a disposition. If ordinary compensation income is recognized by an employee as a result of a premature disposition of Shares, the Company will be entitled to a deduction for compensation expense.

          The purchase of Shares under the Plan may also result in continuing income recognition by participating employees attributable to the interest free payment obligation. Specifically, any loan from an employer to an employee that is treated as a below market loan under applicable Code provisions should result in deemed compensation income that must be recognized by the employee in the amount of the interest that is foregone (using certain statutory presumptions concerning the appropriate interest rate) and a corresponding deduction for compensation expense that should be recognized by the employer. Any such amounts of additional compensation income may result in an increased federal and/or other tax liability to the participating employee. The employee may also be treated as making a deemed payment of interest in the same amount to the employer (which may or may not be deductible by the employee), and a corresponding interest income item that would have to be recognized by the employer.

          FORFEITURES AND PENALTIES. Any Shares purchased under the Plan are restricted, and may not be sold, transferred, made subject to any lien or otherwise disposed of for a period of two years (measured from the first day of the applicable offering period). An attempt to sell, transfer, make subject to any lien or otherwise dispose of such Shares during such restricted period results in forfeiture to the Company on payment by the Company of the lesser of the fair market value of the Shares or the purchase price paid for the Shares. In addition, if an employee terminates employment with the Company for any reason other than retirement, disability or death, any Shares purchased under the Plan which have not been held beyond the two year restricted period described above may be repurchased by the Company for the lesser of the fair market value of the Shares or the purchase price paid for the Shares. The Shares are also collateral security for the employee's payment obligation with respect to the purchase and may be taken by the Company in satisfaction of that obligation.

          AMENDMENT OF THE PLAN. The Company's Board of Directors may at any time, or from time to time, amend the Plan at its discretion, but may not increase the maximum number of shares that may be issued pursuant to the Plan, materially increase the benefits accruing to participants under the Plan, or modify the requirements as to eligibility for participation in the Plan without obtaining the approval of the Company's shareholders within twelve months before or after such amendment.

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to adopt the amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3.  APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to the shareholders' approval, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, which served as the Company's independent auditors for the year 1999, to serve as the Company's independent auditors for the year 2000. If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, other independent auditors will be considered by the Board.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PROPOSALS OF SHAREHOLDERS

     It is currently contemplated that the Company's 2001 Annual Meeting of Shareholders will be held on May 3, 2001. In order to be set forth in the Company's Proxy Statement for such meeting, shareholder proposals must be received by the President of the Company at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004, no later than December 11, 2000.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

      The undersigned shareholder hereby appoints James J. Maguire and Craig P. Keller, or either one of them, the proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Philadelphia Consolidated Holding Corp. standing in the name of the undersigned at the close of business on April 7, 2000 at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 4, 2000 at 10:00 a.m. EDT and at any and all adjournments thereof, with all the powers the undersigned would possess if the undersigned were present.

      The undersigned shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Company's Proxy Statement dated April 10, 2000. Proxies will be voted as instructed.

      IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS (INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE OR WILL NOT SERVE); FOR THE APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN; AND FOR THE APPOINTMENT OF
      PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

      BY EXECUTION OF THIS PROXY, THE UNDERSIGNED SHAREHOLDER CONFERS UPON THE ABOVE-APPOINTED PROXIES THE DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

      The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated April 10, 2000, and the Company's 1999 Annual Report to Shareholders.
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                   MAY 4, 2000


               + Please Detach and Mail in the Envelope Provided +



[x] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.





1. ELECTION OF    FOR      WITHHELD
   DIRECTORS.     [ ]         [ ]


For, except vote withheld from the following nominee(s):


NOMINEES:  William J. Henrich, Jr.
           Paul R. Hertel, Jr.
           Roger L. Larson
           James J. Maguire, Sr.
           James J. Maguire, Jr.
           Thomas J. McHugh
           Michael J. Morris
           Dirk A. Stuurop
           Sean S. Sweeney
           J. Eustace Wolfington


2.  EMPLOYEE STOCK PURCHASE PLAN: Amendment to        FOR    AGAINST    ABSTAIN
    the Employee Stock Purchase Plan.                  [ ]     [ ]         [ ]


3.  APPOINTMENT OF INDEPENDENT AUDITORS:
    Appointment of PricewaterhouseCoopers LLP as      FOR    AGAINST    ABSTAIN
    independent auditors for the fiscal year           [ ]     [ ]         [ ]
    ending December 31, 2000.


THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.



Signature of Shareholder(s)_______________________________ DATE___________ 2000

NOTE: Please sign your name exactly as it appears hereon. When signing as attorney-in-fact, executor, administrator, trustee, or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.